CONTACT:   Kekst and Company
                                                      (212)521-4800
                                                      Barbara Glassman
                                                      Jim Fingeroth

                                                    FOR IMMEDIATE RELEASE
                                                    ---------------------


                       CHARTWELL RETAINS INVESTMENT BANKS
                       TO CONSIDER STRATEGIC ALTERNATIVES


NEW YORK, NY (June 30, 1997) - Chartwell Leisure Inc. (NASDAQ: CHRT) announced today that it has hired the investment banking firms Bear, Stearns & Co. Inc. and Chase Securities Inc. to help Chartwell consider strategic alternatives, including a possible sale of the Company. In a meeting of its Board of Directors held today, Chartwell's directors unanimously decided to retain Bear, Stearns and Chase Securities, although the Board has not made a decision regarding any particular transaction.

Richard L. Fisher, Chairman and Chief Executive Officer of Chartwell, said, "In light of the current robust state of the lodging market, we believe that it is appropriate to consider all options for our Company. Therefore, Chartwell intends to actively explore various alternatives available to us for enhancing shareholder value, including a possible sale of the Company."

Chartwell Leisure is a hotel owner/operator and developer. Chartwell owns, directly or with joint venture partners, approximately 130 hotel properties in both the full-service and limited-service segments, containing approximately 11,400 guest rooms, located in 25 states and six Canadian provinces.

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